Exhibit 23.2

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Gray Television, Inc. of our report dated October 5, 2018, relating to the consolidated carve-out balance sheets of Raycom Media, Inc. and its subsidiaries as of December 31, 2017, 2016, and 2015, the related consolidated carve-out statements of income, deficit of net assets, and cash flows for the years then ended, and the related notes to the consolidated carve-out financial statements (which report expresses an unqualified opinion and includes an emphasis of matter paragraph that states the accompanying consolidated carve-out financial statements reflect the assets, liabilities, revenue and expenses directly attributable to the carved out entities as well as allocations deemed reasonable by management), appearing in Form 8-K of Gray Television, Inc. dated January 3, 2019, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ KPMG LLP

Atlanta, Georgia

January 7, 2019